Exhibit 99.1

FOR IMMEDIATE RELEASE

Loudeye Announces Second Quarter 2003 Results

Company narrows net loss to a record low;
Will focus on sales execution and profitability for second half of 2003

Seattle, WA – July 30, 2003 - Loudeye Corp. (Nasdaq: LOUD), a leading provider of services for the management, promotion and distribution of digital media, today announced financial results for the quarter ended June 30, 2003.

Second Quarter 2003 Financial Results

–	Net Loss. GAAP net loss of $2.1 million or $0.04 per share, and pro forma net loss of $1.6 million or $0.03 per share, the company’s best performance as a public company.

–	Revenues. Revenues of $2.9 million. Deposits and deferred revenues increased to $1.4 million, up 29% compared to the first quarter of 2003 and 349% over last six months.

–	Gross Margins. Gross margins as a percentage of revenue increased to 42%, up from 23% in the first quarter 2003 and negative (13)% in the prior year quarter. Digital media services gross margins as a percentage of digital media services revenue reached 50%. This is the company’s best performance as a public company.

–	Operating Expenses. Operating expenses of $3.4 million, a decrease of 37% compared to the first quarter of 2003 and 50% compared to the year earlier quarter. This is the company’s best performance as a public company.

–	Cash and Investments. Cash, short-term investments and restricted cash and investments increased to $10.4 million as of June 30, 2003, up from $8.9 million as of March 31, 2003, reflecting improvements in cash management, the benefits of reduced expenditures as well as funding from the company’s working capital facility.

Loudeye’s second quarter 2003 revenues were $2.9 million, compared to $3.3 million reported in the first quarter 2003 and $3.2 million in the prior year quarter. This decrease primarily reflects weaknesses in the company’s Media Restoration segment. Media Restoration revenues were $0.4 million, a decrease of 53% over the prior year quarter and 38% compared to the first quarter of 2003. Deposits and deferred revenues increased to $1.4 million at the end of the second quarter 2003, compared to $1.1 million at the end of the first quarter of 2003 and $0.3 million at the end of 2002.

The company’s gross margins grew as a percentage of revenue to 42% in the second quarter 2003, compared to 23% in the first quarter 2003 and a negative (13)% in the prior year quarter. In addition, the company’s core digital media services segment, comprising its music samples, digital fulfillment and webcasting services, recorded 50% gross margins as a percentage of revenue in the second quarter 2003, compared to 23% in the first quarter 2003 and a negative (36)% in the prior year quarter.

The company reported a net loss in accordance with generally accepted accounting principles (GAAP) of $2.1 million or $0.04 per share in the second quarter of 2003, compared to a GAAP net loss of $13.1 million or $0.28 per share in the first quarter 2003 and a GAAP net loss of $8.3 million or $0.21 per share in the year-earlier quarter. Excluding charges related to the amortization of intangibles, stock-based compensation and special charges, the net loss on a pro forma basis was $1.6 million or $0.03 per share in the second quarter 2003, compared to a net loss of $4.1 million or $0.09 per share in the first quarter 2003 and $6.3 million or $0.16 per share in the year-earlier quarter. A reconciliation of Loudeye’s GAAP financial results with its pro forma financial results is set forth below in the attached tables.

The Company reported $10.4 million in cash, short-term investments and restricted cash and investments as of June 30, 2003. The $1.5 million increase in cash, short-term investments and restricted cash and investments since the first quarter compares to a $4.5 million decrease in the first quarter 2003. The second quarter 2003 change reflects improvements in cash management, the benefits of reduced expenditures as well as funding from the company’s working capital facility.

“Our stated goals for the second quarter were to manage cash and focus on improving profitability. We made important strides in both areas, and our record gross margins and narrowing net losses were the result,” said Jeff Cavins, Loudeye’s president and chief executive officer. “Toward the end of the second quarter we refocused on sales execution, profitable opportunities and winning new clients. In addition, we are booking deals with increased deferred revenue components, which we expect will enable us to provide higher levels of recurring revenue and improved visibility.”

“Our focus in the second half of 2003 is on sales execution, further improvements in our cost structure, and building on our progress to drive revenue, cash flow and profitability,” Cavins concluded.

Second Quarter 2003 Webcast Information

Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results in the quarter and end the call with a question and answer session. Management will also provide a slide presentation to accompany its statements, available in conjunction with the audio webcast. Information regarding the second quarter 2003 results webcast and slide presentation is as follows:

Date:	Wednesday, July 30, 2003
Time:	5:00 p.m. EST / 2:00 p.m. PST
Audio Webcast:	5:00 p.m. EST / 2:00 p.m. PST; live and archived for 30 days; Webcast from http://events01.activate.net/loudeye/10062/
Slide Presentation:	Participants accessing the audio webcast will be able to view an accompanying management slide presentation synchronized with the audio webcast.

About Loudeye Corp.

Loudeye provides the business infrastructure and services for managing, promoting and distributing digital media for the entertainment and corporate markets. For more information, visit www.loudeye.com.

###

Contacts:

Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward Looking Statements

This press release contains forward-looking information within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about sales execution, revenue, cash flow and profitability goals, deferred revenue increases, improvements in recurring revenue and visibility for investors, improvements in cost structure and other factors. Our forward-looking statements are based on currently available information, which management has assessed, but which is subject to rapid change due to risks and uncertainties that affect our business, including limited visibility of future demand for our products and services; current uncertainties in our marketplace which may impact expected demand, customer selection criteria and sales cycles; variability in the amount and timing of expenses and cash usage; negative macroeconomic conditions; increased competition; adverse developments in any material customer or copyright holder relationships; ability to acquire and maintain copyright licensing agreements; uncertainty involving intellectual property rights involved with the reproduction and online distribution of digital media; the loss of service of our hosting infrastructure, including the failure of third party service providers; our ability to retain key personnel; and other factors beyond our control. Our forward-looking statements should be considered in the context of these and other risk factors disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly filings on Form 10-Q (available through EDGAR at www.sec.gov). We assume no obligation to update our forward-looking statements.

Financial Tables Follow

LOUDEYE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

				Six Months Ended
	Three Months Ended			June 30,

	June 30,	March 31,	June 30,
	2003	2003	2002	2003	2002

REVENUES	$2,903	$3,310	$3,217	$6,213	$6,477
COST OF REVENUES	1,678	2,541	3,632	4,219	6,877

Gross margin	1,225	769	(415)	1,994	(400)
Gross margin percent	42%	23%	-13%	32%	-6%
OPERATING EXPENSES
Research and development	392	577	974	969	2,264
Sales and marketing	835	1,547	2,245	2,381	4,461
General and administrative	1,740	2,753	2,762	4,492	6,237
Amortization of intangibles and other assets	260	525	713	786	1,409
Stock-based compensation	195	42	102	238	(554)

	3,422	5,444	6,796	8,866	13,817
Special charges	—	8,437	1,142	8,437	1,890

OPERATING LOSS	(2,197)	(13,112)	(8,353)	(15,309)	(16,107)
OTHER INCOME (EXPENSE), net	135	53	74	189	190

Net loss	$(2,062)	$(13,059)	$(8,279)	$(15,120)	$(15,917)

Basic and diluted net loss per share	$(0.04)	$(0.28)	$(0.21)	$(0.33)	$(0.39)

Shares — basic and diluted	45,931	46,487	40,229	46,215	40,330

NON-GAAP PRO FORMA INFORMATION: (See note below)
Net loss, as reported	$(2,062)	$(13,059)	$(8,279)	$(15,120)	$(15,917)
Adjustments to reconcile net loss to pro forma net loss:
Amortization of intangibles and other assets	260	525	713	786	1,409
Stock-based compensation	195	42	102	238	(554)
Special charges	—	8,437	1,142	8,437	1,890

Pro forma net loss	$(1,607)	$(4,055)	$(6,322)	$(5,659)	$(13,172)

Basic and diluted pro forma net loss per share	$(0.03)	$(0.09)	$(0.16)	$(0.12)	$(0.33)

Shares — basic and diluted	45,931	46,487	40,229	46,215	40,330

NOTE: USE OF NON-GAAP PRO FORMA INFORMATION:

     Pro forma results exclude charges associated with amortization of intangible assets, stock-based compensation and special charges. Pro forma amounts are not intended to replace amounts calculated in accordance with generally accepted accounting principles. Rather, they are a supplemental financial measurement used by management and industry analysts to evaluate Loudeye’s operations.

LOUDEYE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and short-term investments	$9,207	$11,867
Restricted cash	650	—
Accounts receivable, net	2,626	2,501
Prepaid expenses and other current assets	628	2,101

Total current assets	13,111	16,469
Restricted investments	556	1,500
Property and equipment, net	2,251	3,590
Goodwill	—	5,307
Intangible assets, net	344	1,758
Other assets, net	522	905

Total assets	$16,784	$29,529

LIABILITIES
Current liabilities:
Accounts payable	$1,619	$1,203
Line of credit	2,500	—
Accrued compensation and benefits	883	904
Other accrued expenses	1,183	1,424
Accrued special charges	1,545	2,903
Accrued acquisition consideration	1,059	1,059
Deposits and deferred revenues	964	305
Current portion of long-term debt and capital leases	717	788

Total current liabilities	10,470	8,586
Deposits and deferred revenues	404	—
Long-term debt and capital leases, net of current portion	338	591

Total liabilities	11,212	9,177
STOCKHOLDERS’ EQUITY	5,572	20,352

Total liabilities and stockholders’ equity	$16,784	$29,529